JOHN MOORE APPOINTED TO STAAR SURGICAL BOARD OF DIRECTORS
Ophthalmic Medical Device Industry Veteran Joins STAAR Board

MONROVIA, CA, Jan. 14, 2008—STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of minimally invasive ophthalmic products, today announced that its Board of Directors has appointed John C. Moore (63) as a new independent board member. Mr. Moore’s appointment fills the vacancy on STAAR’s left by the resignation of David L. Schlotterbeck on October 30, 2007.

Mr. Moore has more than 25 years of executive experience at several ophthalmic medical device companies, where he successfully managed R&D, operations, marketing, sales, business development, service, and finance teams. Most recently Mr. Moore served as CEO of Notal Vision, an Israeli-based company that developed comprehensive diagnostic solutions for the early detection and monitoring of age-related macular degeneration (AMD).

“With his extensive tenure in the ophthalmic medical device industry and the expertise he has gleaned from serving as the CEO of three different companies, we believe John will bring a valuable perspective and frame of reference to our board,” said Don Bailey, Chairman of the Board of Directors at STAAR Surgical. “In addition, John has very broad knowledge of ophthalmic technologies that we believe will benefit our executive team as we work to implement initiatives focused on growing our global refractive and cataract franchises. We look forward to John’s contributions.” Mr. Bailey added that the Board is considering adding an additional seat for an independent director given the recent changes to the Board.

Prior to Notal Vision, Mr. Moore served as the President and CEO of Laser Diagnostic Technologies, a manufacturer of diagnostic laser scanning ophthalmoscopes used for the early detection of glaucoma, which was acquired by Carl Zeiss Meditec, Inc. in 2004. Before this, Mr. Moore was a vice president at Alcon Laboratories where he was responsible for pursuing and executing strategic acquisitions and partnerships to broaden the company’s product portfolio.

Mr. Moore also spent more than 10 years at Carl Zeiss, Inc., a $2 billion multinational company with primary businesses in optics, medical, scientific and semiconductor products. While at Carl Zeiss Mr. Moore identified and executed the acquisition of Humphrey Instruments, a manufacturer of ophthalmic diagnostic instruments and subsequently served as the division’s President and CEO. Prior to this, Mr. Moore served as vice president and general manager at Carl Zeiss Medical, a division of Carl Zeiss, Inc. Mr. Moore began his career in ophthalmic medical devices at Coherent, Inc., a laser manufacturer for the industrial, medical and scientific industries.

Mr. Moore has previously served on the Boards of two ophthalmic industry groups, the Glaucoma Foundation and the Blindness Prevention of America, and currently serves on the Boards of Directors of Optovue, a pioneering maker of optical coherence tomography (OCT) imaging tools and Notal Vision.

About STAAR Surgical
STAAR is a leader in the development, manufacture and marketing of minimally invasive ophthalmic products employing proprietary technologies. STAAR’s products are used by ophthalmic surgeons and include the Visian ICL, a tiny, flexible lens implanted to correct refractive errors, as well as innovative products designed to improve patient outcomes for cataracts and glaucoma. Manufactured in Switzerland by STAAR, the ICL is approved by the FDA for use in treating myopia, has received CE Marking and is sold in more than 40 countries. More information is available at http://www.staar.com.

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